Exhibit 10.1

EIGHTH AMENDMENT TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS EIGHTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of February 2, 2023 among each of AMCON Distributing Company, a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON”), Chamberlin Natural Foods, Inc., a Florida corporation, having its principal place of business at 3711 Oleander Way, Suite 1309, Casselberry, Florida 32707 (“Chamberlin Natural”), Health Food Associates, Inc., an Oklahoma corporation, having its principal place of business at 7807 East 51st Street, Tulsa, Oklahoma 74145 (“Health Food”), AMCON ACQUISITION CORP., a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON Acquisition”), EOM ACQUISITION CORP., a Delaware corporation, having its principal place of business at 7807 East 51st Street, Tulsa, Oklahoma 74145 (“EOM Acquisition”), Charles Way LLC, a Missouri limited liability company, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“Charles Way”), AMCON Bismarck Land Co., a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON Bismarck; and together with AMCON, Chamberlin Natural, Health Food, AMCON Acquisition, EOM Acquisition and Charles Way, each a “Borrower” and, collectively, the “Borrowers”), BANK OF AMERICA, N.A., a national banking association (in its individual capacity, “BofA”), as agent (in such capacity as agent, “Agent”) for itself and all other lenders from time to time a party to the Loan Agreement (as defined below) (“Lenders”), with an office located at 110 North Wacker Drive, IL4-110-08-03, Chicago, Illinois 60606, and the Lenders party hereto.

W I T N E S E T H:

WHEREAS, Existing Borrowers, the Lenders and Agent have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of April 18, 2011, as amended by that certain Consent and First Amendment to Second Amended and Restated Loan and Security Agreement dated as of May 27, 2011, that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of July 16, 2013, that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of November 6, 2017, that certain Fourth Amendment to Second Amended and Restated Loan and Security Agreement dated as of March 20, 2020, that certain Fifth Amendment to Second Amended and Restated Loan and Security Agreement dated as of December 22, 2020, that certain Sixth Amendment to Second Amended and Restated Loan and Security Agreement dated as of December 21, 2021 and that certain Seventh Amendment to Second Amended and Restated Loan and Security Agreement dated as of June 30, 2022 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which the Lenders agreed to provide certain credit facilities to the Borrowers;

WHEREAS, Existing Borrowers have requested that Agent and the Lenders (i) consent to the use of certain proceeds of Revolving Loans to acquire substantially all of the assets of Henry’s Foods, Inc., a Minnesota corporation (“Henry’s”) and certain real property and improvements of The Eidsvold Family LLC, a Minnesota limited liability company (“Eidsvold”; collectively with Henry’s, the “Seller”), in accordance with the terms of that certain Asset Purchase Agreement

1

dated as of December 7, 2022 (the “Purchase Agreement”) by and among the Sellers, Brian Eidsvold, H. Thomas Eidsvold and LOL Foods, Inc., a Nebraska corporation (“LOL Foods”; such asset acquisition is referred to herein as the “Purchase”), (ii) consent to the formation of each of LOL Foods and HF Real Estate LLC, a Minnesota limited liability company (“HF Real Estate”; together with LOL Foods, the “New Subsidiaries”)), and (iii) amend the Loan Agreement in accordance with the terms herein; and

WHEREAS, the Agent and the Lenders are willing to accommodate the Borrowers’ requests on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

1.Defined Terms; Incorporation of the Loan Agreement.  All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Loan Agreement, and the Loan Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety.  To the extent any terms and provisions of the Loan Agreement are inconsistent with the amendments set forth in paragraph 2 below, such terms and provisions shall be deemed superseded hereby.  Except as specifically set forth herein, the Loan Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.
2.Limited Consent.  Subject to the terms and conditions of this Amendment (including, without limitation, Section 7 hereof):
(a)Notwithstanding the terms of Section 12(g) (Use of Proceeds), Section 13(d) (Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business) and Section 13(f) (Investments; Loans; Transfers) of the Loan Agreement, provided that no Default or Event of Default exists prior to or immediately following the Purchase, the Lenders hereby consent to (i) the use of proceeds of the Revolving Loans in an amount not to exceed $25,000,000 upon the Eighth Amendment Effective Date for purposes of completing the Purchase, which proceeds will be used for, (x) AMCON making a $10,000,000 equity investment in LOL Foods, (y) AMCON making an intercompany loan on the closing date of the Purchase to LOL Foods in an amount not to exceed $15,000,000 pursuant to the LOL Intercompany Loan Agreement (as defined in Section 3 below), and (z) the payment of certain costs and expenses incurred in connection with the Purchase; and (ii) the formation of the New Subsidiaries.  Similarly, notwithstanding Section 12(g) (Use of Proceeds), Section 13(d) (Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business) or Section 13(f) (Investments, Loans, Transfers) of the Loan Agreement, the Lenders hereby consent to any loans made by AMCON to LOL Foods after the closing date of the Purchase pursuant to the LOL Intercompany Loan Agreement in an aggregate amount not to exceed $20,000,000 at any time outstanding (including such outstanding portion thereof that was disbursed on or about the closing date of the Purchase as described in clause (y) above; provided that such loans are made in accordance with the terms and conditions of Section 13(f) of the Loan Agreement, as amended hereby.
2

(b)The foregoing consents are expressly limited to the specific transactions described above in this Section 2, and shall not be deemed or otherwise construed to constitute a consent to any other transaction, whether or not similar to the transaction described above in this Section 2.  The Agent and the Lenders have granted the consents set forth in this Section 2 in this particular instance and in light of the facts and circumstances that presently exist, and the grant of such consents shall not constitute a course of dealing or impair the Agent's or any Lender's right to withhold any similar consents in the future.
3.Amendments to the Loan Agreement.  The Loan Agreement is hereby amended as follows:
(a)The following definitions are hereby added to Section 1.1 of the Loan Agreement to read as follows:

“Eighth Amendment Effective Date” means the date of the Eighth Amendment to Second Amended and Restated Loan and Security Agreement among the Borrowers, the Agent and the Lenders party thereto, as indicated in its introductory paragraph.

“Excluded Subsidiary” means each of HF Real Estate and LOL Foods and Team Sledd.

“Henry's Acquisition” means the acquisition by LOL Foods and HF  Real Estate of certain assets of Henry's Foods, Inc. and The Eidsvold Family LLC on or about the Eight Amendment Effective Date.

“HF Real Estate” means HF Real Estate, LLC, a Minnesota limited liability company.

“January 2023 Special Dividend” shall mean a dividend payable to the equity holders of AMCON in an amount not to exceed $3,500,000 distributed on or before January 31, 2023.

“LOL Foods” means LOL Foods, Inc., a Nebraska corporation.

“LOL Intercompany Loan Agreement” means the Credit Agreement dated on or about the Eighth Amendment Effective Date between AMCON and LOL Foods pursuant to which AMCON may extend revolving credit loans to LOL Foods in an aggregate outstanding principal amount not to exceed $20,000,000 at any time.

“Team Sledd” means Team Sledd, LLC, a Delaware limited liability company.

(b)The definition of “Fixed Charge Coverage Ratio” appearing in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Fixed Charge Coverage Ratio” means for any period of determination for the Borrowers, the ratio of EBITDA to Fixed Charges determined in accordance with GAAP.  Notwithstanding the foregoing, the (i) 2021 Special Dividend,

3

(ii) December 2021 Special Dividend and (iii) January 2023 Special Dividend shall each be excluded from the calculation of Fixed Charge Coverage Ratio.  Notwithstanding the foregoing, it is understood and agreed that all calculations of the Fixed Charge Coverage Ratio shall exclude all EBITDA and Fixed Charges of all Excluded Subsidiaries.

(c)Section 5(a) of the Loan Agreement is hereby amended to add the following to the end of such Section:  Notwithstanding the foregoing, the foregoing security grant shall not include, and the Collateral shall not include, any equity interests in either LOL Foods or HF Real Estate.
(d)Sections 9(c), (d), (e), (f) and (g) of the Loan Agreement are hereby amended and restated to read as follows:

(c)Financial Statements.  Borrower Representative shall deliver to Agent and each Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit B (the “Compliance Certificate”) hereto (except with respect to statements required pursuant to clause (i) of this subsection), which compliance certificate shall include a calculation of all financial covenants contained in this Agreement:  (i) no later than thirty (30) days after each calendar month (including, but not limited to, September 30 of each calendar year which is the fiscal year end of the Borrowers), copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrowers and their Subsidiaries (including all Excluded Subsidiaries) on a consolidated and consolidating basis, certified by the Chief Financial Officer of Borrower Representative and each of Borrowers’ Subsidiaries; (ii) no later than forty five (45) days after the end of each of the first three quarters of each Borrower’s Fiscal Year, copies of internally prepared financial statements including, without limitation, balance sheets, statements of income, retained earnings, cash flows and reconciliation of surplus of Borrowers and their Subsidiaries (including all Excluded Subsidiaries) on a consolidated and consolidating basis, certified by the Chief Financial Officer of Borrower Representative and each of Borrowers’ Subsidiaries and (iii) no later than ninety (90) days after the end of each of Borrowers’ Fiscal Years, certified annual financial statements of Borrowers and their Subsidiaries on a consolidated basis with an unqualified opinion by independent certified public accountants selected by Borrowers and their Subsidiaries and reasonably satisfactory to Agent, which financial statements shall be accompanied by (A) a letter from such accountants acknowledging that they are aware that a primary intent of Borrowers and their Subsidiaries in obtaining such financial statements is to influence Agent and Lenders and that Agent and Lenders are relying upon such financial statements in connection with the exercise of their rights hereunder, provided, that Borrowers shall only be required to use their reasonable efforts exercised in good faith to obtain such letter; (B) copies of any management letters sent to a Borrower or an Subsidiary by such accountants; and (C) internally prepared consolidating annual

4

financial statements of AMCON and its Subsidiaries; provided that all of the foregoing may be limited to such documents and information as the Lenders deem acceptable in writing from time to time in their sole discretion,

(d)Annual Projections.  As soon as practicable and in any event prior to the beginning of each Fiscal Year, Borrower Representative shall deliver to Agent and each Lender projected balance sheets, statements of income and cash flow for Borrowers and their subsidiaries (including all Excluded Subsidiaries) on a consolidated and consolidating basis, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Agent; provided that all of the foregoing may be limited to such documents and information as the Lenders deem acceptable in writing from time to time in their sole discretion.

(e)Explanation of Budgets and Projections.  In conjunction with the delivery of the annual presentation of projections or budgets referred to in subsection 9(d) above, Borrower Representative shall deliver a letter signed by the President or a Vice President of  Borrower Representative and by the Treasurer or Chief Financial Officer of Borrower Representative, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrowers and their Subsidiaries.

(f)Public Reporting.  Promptly upon the filing thereof, Borrower Representative shall deliver to Agent and each Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which any Borrower or any of such Borrower’s Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Agent and each Lender copies of any reports and proxy statements delivered to its shareholders.

(g)Other Information.  Promptly following request therefor by Agent, Borrower Representative shall deliver to Agent such other business or financial data, reports, appraisals and projections as Agent may reasonably request related to Borrowers and their Subsidiaries.

(e)Section 13(f) of the Loan Agreement is hereby amended and restated to read as follows:

(f)   Investments; Loans; Transfers.  No Borrower shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or equity of any Person (including, but not limited to, any equity investment), other than direct obligations of the United States; nor shall a Borrower lend or otherwise advance funds or transfer any assets to any Person (including, but not limited to, any Subsidiary which is not a Borrower hereunder) (collectively, “Investments”) except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business and Investments made by one Borrower in another Borrower; provided however, (i) so long as no Event of

5

Default exists or would be caused thereby and (ii) (x) Borrowers have Excess Availability greater than or equal to seventeen and one-half percent (17.5%) of the Maximum Loan Limit on a pro forma basis for the thirty day period immediately prior to and after making any such Investment, or (y) Borrowers have Excess Availability greater than or equal to twelve and one-half percent (12.5%) of the Maximum Loan Limit on a pro forma basis for the thirty day period immediately prior to and after making such Investment and a pro-forma Fixed Charge Coverage Ratio of 1.00:1.0 prior to and immediately after giving effect to making such Investment (the “Payment Conditions”), Borrowers may make additional Investments in an amount not to exceed the Dividend Limit less the amount of all regularly scheduled dividends paid during such Fiscal Year, it being understood and agreed that (A) the $3,500,000 loan made by AMCON to Team Sledd  pursuant to its January 3, 2020 Contribution Agreement shall be excluded for purposes of determining the cap on Borrowers’ ability to make additional Investments, (B) the 2021 Special Dividend, the December 2021 Special Dividend and the January 2023 Special Dividend shall be excluded from the Dividend Limit for purposes of determining the cap on Borrowers’ ability to make additional Investments, and (C) Investments made by AMCON in LOL Foods consisting of a $10,000,000 equity contribution and an intercompany loan an amount not to exceed  $15,000,000 in connection with the Henry’s Acquisition on or about the Eighth Amendment Effective Date shall be excluded from the Dividend Limit for purposes of determining the cap on Borrowers’ ability to make additional Investments.  At least five (5) days prior (or such lesser period approved by Agent in its sole discretion) to making any additional Investment after the Eighth Amendment Effective Date, Borrowers shall deliver an executed Officer’s Certificate in form and substance acceptable to Agent certifying to the satisfaction of the Payment Conditions.

(f)A new Section 13(n) is hereby added to the Loan Agreement is hereby to read as follows:

(n)  Guaranties.  Notwithstanding anything to the contrary set forth in this Agreement, no Borrower shall guaranty, provide credit support, or otherwise become liable in any manner to pay any of the obligations or liabilities of any Subsidiary of any Borrower which is not a Borrower hereunder (including, but not limited to, any Excluded Subsidiary).

(g)Section 15(m) of the Loan Agreement is hereby amended and restated to read as follows:

(m)Change of Control.  The failure of AMCON to own and have voting control of at least one hundred percent (100%) of the issued and outstanding voting equity interest of Chamberlin Natural, Health Food, AMCON Acquisition, EOM Acquisition, Charles Way, AMCON Bismarck, LOL Foods and HF Real Estate.

(h)The Schedules to the Loan Agreement are hereby supplemented with the Schedules attached hereto as Exhibit A.
6

4.Representations and Warranties; Covenants; No Default.  Except for the representations and warranties of the Borrowers made as of a particular date, the representations and warranties and covenants set forth in Sections 11, 12 and 13 of the Loan Agreement shall be deemed remade as of the date hereof by the Borrowers; provided, however, that any and all references to the Loan Agreement in such representations and warranties shall be deemed to include this Amendment.  The Borrowers hereby represent, warrant and covenant that after giving effect to the amendments contained in this Amendment, no Default or Event of Default has occurred and is continuing.  Each Borrower represents and warrants to Agent and the Lenders that the execution and delivery by such Borrower of this Amendment and the performance by it of the transactions herein contemplated (i) are and will be within its organizational powers, (ii) have been authorized by all necessary organizational action on its part, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which such Borrower is a party or by which the property of such Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking, which conflict could reasonably be expected to have a Material Adverse Effect or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of such Borrower.
5.Affirmation.  Except as specifically amended pursuant to the terms hereof, the Loan Agreement and the Other Agreements (and all covenants, terms, conditions and agreements therein), shall remain in full force and effect, and are hereby ratified and confirmed in all respects by the Borrowers.  The Borrowers covenant and agree to comply with all of the terms, covenants and conditions of the Loan Agreement, as amended hereby, notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on Agent’s or any Lender’s part which might otherwise constitute or be construed as a waiver of or amendment to such terms, covenants and conditions.  The Borrowers hereby represent and warrant to Agent and Lenders that as of the date hereof, there are no claims, counterclaims, offsets or defenses arising out of or with respect to the Liabilities.  Each Borrower hereby confirms its existing grant to Agent of a Lien on and security interest in the Collateral.  Each Borrower hereby confirms that all Liens and security interests at any time granted by it to Agent continue in full force and effect and secure and shall continue to secure the Liabilities.  Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.
6.Fees and Expenses.  The Borrowers agree to pay on demand all costs and expenses incurred by Agent in connection with the drafting, negotiation, execution and implementation of this Amendment including, but not limited to, the expenses and reasonable fees of counsel for Agent.
7.Closing Documents.  This Amendment shall be deemed effective as of the date hereof provided that Borrowers shall deliver to Agent the following documents and/or complete the following requirements (collectively, the “Closing Requirements”) upon execution hereof (in each case in form and substance satisfactory to Agent and the Lenders):
(a)this Amendment executed by the Borrowers and the Agent;
7

(b)the documents, instruments and agreements set forth on the Closing Checklist attached hereto as Annex 1; and
(c)such other documents, instruments, agreements, opinions or certificates as required by Agent.
8.Continuing Effect.  Except as otherwise specifically set forth herein, the provisions of the Loan Agreement shall remain in full force and effect.
9.Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof and shall be deemed an original signature hereunder.
10.Organizational Information.  The Borrowers hereby represent and warrant to the Agent that, except as otherwise provided in the Secretary’s Certificates of the respective Borrowers delivered to the Agent in partial satisfaction of the Closing Requirements, (a) the formation and organizational documents of each Borrower attached to the Secretary’s Certificate of each Borrower and previously delivered by each such Borrower to the Agent in connection with the Seventh Amendment have not been modified or altered in any material respect (the “Original Certificates”), (b) the officers, members or managers, as applicable, for each such Borrower set forth in the Original Certificates that are authorized to execute documents on behalf of each such Borrower remain duly authorized officers, members or managers of each such Borrower, and (c) the resolutions attached to each such Original Certificate have not been modified, rescinded or altered in any way and are sufficient to authorize the execution and delivery of this Amendment and the other agreements, documents and instruments executed and delivered in connection herewith.

[SIGNATURE PAGE FOLLOWS]

8

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have duly executed this Eighth Amendment to Second Amended and Restated Loan and Security Agreement as of the date first above written.

BORROWERS:	AMCON DISTRIBUTING COMPANY By: /s/ Charles J. Schmaderer Title: Vice President, Chief Financial Officer and Secretary
CHAMBERLIN NATURAL FOODS, INC. By: /s/ Andrew C. Plummer Title: Secretary
HEALTH FOOD ASSOCIATES, INC. By: /s/ Charles J. Schmaderer Title: Secretary
AMCON ACQUISITION CORP. By: /s/ Andrew C. Plummer Title: President
EOM ACQUISITION CORP. By: /s/ Andrew C. Plummer Title: Secretary
CHARLES WAY LLC By: /s/ Charles J. Schmaderer Title: Secretary
AMCON BISMARCK LAND CO. By: /s/ Andrew C. Plummer Title: President

9

LENDERS:	BANK OF AMERICA, N.A., as Agent and a Lender By: /s/ Brad Breiderbach Name: Brad Breiderbach Title: Senior Vice President
BMO HARRIS BANK N.A., as a Lender By: /s/ Steve Teufel Title: Director

10